Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

AMONG

PNK (SA), LLC,

SAI HOLDINGS, INC.,

SAMCO CAPITAL MARKETS, INC.,

AND

(Solely for the purpose of Section 2.3)

PENSON WORLDWIDE, INC.

DATED AS OF April 25, 2012

i

TABLE OF CONTENTS

(continued)

Page
7.8 Entire Agreement; Third Party Beneficiaries	13
7.9 Governing Law	13
7.10 Counterparts	14
7.11 Assignment	14
7.12 Severability	14
7.13 Submission to Jurisdiction; Consent to Service of Process	14
7.14 Waiver of Jury Trial	14

ii

Schedules

Schedule I:     SAI Property

Schedule II:   Actions at Closing

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 25, 2012, by and among PNK (SA), LLC, a Texas limited liability company (“PNK”), SAI Holdings, Inc., a Texas corporation (“SAI”), SAMCO Capital Markets, Inc., a Texas corporation (“SAMCO”) and, solely for the purposes of Section 2.3 hereof, Penson Worldwide, Inc., a Delaware corporation (“Penson”). Each of PNK, SAI and SAMCO is a “Party”, and collectively they are the “Parties.”

WHEREAS, SAI owns certain assets and interests relating to Retama Development Corporation, a non-profit local government corporation established by the City of Selma, Texas (“RDC”) and the Racing License described on Schedule I hereto (collectively, the “SAI Property”);

WHEREAS, SAMCO owns $1,000,000 face amount of Retama Development Corporation Special Facilities Revenue Refunding Bonds (Retama Park Racetrack Project) Series 1997B (the “SAMCO Property”);

WHEREAS, subject to the terms and conditions contained herein, SAI will sell to PNK, and PNK will purchase from SAI, all of the SAI Property in exchange for the SAI Consideration (as defined herein);

WHEREAS, subject to the terms and conditions contained herein, SAMCO will sell to PNK, and PNK will purchase from SAMCO, all of the SAMCO Property in exchange for the SAMCO Consideration (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning set forth in Section 12 b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“BEC” means Breckenridge Entertainment Corp., a Texas corporation.

“Business Day” means any day that is not a Saturday or Sunday or any other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“Call Now” means Call Now, Inc., a Nevada corporation.

“Claim” means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or Proceeding.

“Contract” means a loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other contract, agreement, commitment, instrument, concession, franchise, license or sublicense.

“Enhancements” means the expanded or additional rights that may become attached to the Racing License in the future as a result of changes in applicable laws, including, without necessary limitation, the right to operate and receive revenue from video gaming terminals, video lottery terminals, games of chance, video poker, slot machines and video slot machines, coin drop, dice and all other gaming activities conducted at the facility associated with the Racing License, other than horse race meetings, horse race and greyhound simulcasting and pari-mutuel wagering.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative, or arbitral body or public or private tribunal.

“Indebtedness” means, with respect to any Person (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations under conditional sale or other title retention agreements relating to property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into and trade accounts payable, in each case, in the Ordinary Course of Business), (d) all obligations issued or assumed as the deferred purchase price of property or services purchased (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof so long as it is paid within six months of its incurrence) which would appear as Liabilities on a balance sheet in accordance with GAAP.

“Indemnified Person” shall mean a Person entitled to indemnification under Section 6.2 of this Agreement.

“Indemnifying Person” shall mean a Person obligated to indemnify under Section 6.2 of this Agreement.

“Instrument of Conveyance” shall mean any bill of sale, assignment of contract or any other instrument of transfer necessary to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Parties, dated as of the Closing.

“Law” means all provisions of laws (including all common law), statutes, ordinances, rules, bylaws, regulations, writs, Permits or Orders of any Governmental Entity.

“License and Agency Contract” means that certain License and Agency Contract dated December 1, 1993, by RPL in favor of RDC.

“Lien” means, with respect to any asset any mortgage, deed of trust, lien, pledge, encumbrance, charge, easement, rights of first refusal, or security interest of any kind whatsoever in or on such asset .

“Material Adverse Effect” means a material adverse effect on the ability of a Party to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

“Material Contract” shall mean (a) a Contract that evidences or provides for any Indebtedness or any Lien securing such Indebtedness, (b) a Contract that, by its terms, restricts the Party, or any of its Affiliates, from engaging in any line of business, or (c) any other Contract (or group of related Contracts) that is or would reasonably be expected to be otherwise material to the business, financial condition, prospects, operations or results of operations of the Party.

“Newco” has the meaning set forth in the definition of Transaction.

“Order” means all judgments, injunctions, orders and decrees of all Governmental Entities in Proceedings in which the Person in question is a party or by which any of its properties or assets are bound.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, including its certificate of formation or limited partnership or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Entity, or (b) governs the internal affairs of such Person, including its partnership agreement, limited liability company agreement or by-laws.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Penson” has the meaning set forth in the preamble.

“Permits” means, collectively, all franchises, approvals, clearances, consents, permits, licenses, authorizations, Orders, registrations, certificates, and variances obtained from, or legally binding agreements with, any Governmental Entity.

“Person” means any individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“PNK” has the meaning set forth in the preamble.

“Proceeding” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, mediation or proceeding.

“Racetrack” means the Retama Park Racetrack located in Selma, Texas.

“Racing License” means the License issued by Final Order No. 90-R10039 rendered by the Horse Racing Section of the Texas Racing Commission (as supplemented by Corrective Order issued on January 11, 1993) to operate a Class 1 Horse Racing Track at the Facility.

“REG” means Retama Entertainment Group, Inc., a Texas corporation.

“RDC” has the meaning set forth in the recitals.

“Related Persons” means a Person’s officers, directors, employees, agents and representatives.

“RPL” means Retama Partners Ltd., a Texas limited partnership.

“SAI” has the meaning set forth in the Preamble.

“SAI Property” has the meaning set forth in the recitals.

“SAMCO Property” has the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended.

“Third Party” means any Person other than any Party or an Affiliate of any such Party.

“Third Party Claim” has the meaning set forth in Section 6.3.

“Transaction” means the reorganization pursuant to which, among other things, RPL forms a new company by converting into a limited liability company (“Newco”) in which PNK will acquire a majority equity interest and Newco will own, among other things, (a) the Racing License necessary to operate the Racetrack, which Racing License is subject to the License and Agency Contract with RDC, (b) certain real property currently held by RPL, (c) RPL’s interest in the Enhancements, (d) the SAI Property and (e) the SAMCO Property.

“Warranty Loss” has the meaning set forth in Section 6.5.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND INTERESTS

2.1 Purchase of SAI Property by PNK. At the Closing (as defined below), on the terms and subject to the applicable conditions of this Agreement, PNK is purchasing and acquiring from SAI, and SAI is selling, conveying, assigning, transferring and delivering to PNK, all SAI’s rights, title and interest in and to the SAI Property in exchange for an aggregate purchase price of six million nine hundred and fifty-five thousand dollars ($6,955,000) (the “SAI Consideration). The SAI Consideration is being paid in full to SAI at the Closing by PNK in cash in same day or immediately available funds. The SAI Property is being transferred to PNK at the Closing free and clear of all Liens along with any and all relevant stock powers, instructions, endorsements and assignments.

2.2 Purchase of SAMCO Property by PNK. At the Closing, on the terms and subject to the applicable conditions of this Agreement, PNK is purchasing and acquiring from SAMCO, and SAMCO is selling, conveying, assigning, transferring and delivering to PNK, all SAMCO’s rights, title and interest in and to the SAMCO Property in exchange for an aggregate purchase price of forty-five thousand dollars ($45,000) (the “SAMCO Consideration). The SAMCO Consideration is being paid in full to SAMCO at the Closing by PNK in cash in same day or immediately available funds. The SAMCO Property is being transferred to PNK at the Closing free and clear of all Liens along with any and all relevant stock powers, instructions, endorsements and assignments.

2.3 Disclaimer. Effective as of the Closing, after giving effect to the sales and transfers to PNK referred to in this Agreement, SAI, SAMCO and Penson disclaim any interest in the assets of RDC, REG, BEC or any Claim against RDC, REG or BEC, or relating to the Racetrack or Racing License (including without limitation the Enhancements); provided for the avoidance of doubt that SAI, SAMCO and Penson do not disclaim and expressly reserve any Claims and any debts or obligations (including deficiency claims) of or against Call Now, Christopher J. Hall, The Global Trust and The Hemisphere Trust and any security interests held by SAI, SAMCO, Penson or their Affiliates in respect of the foregoing.

2.4 Closing. The consummation of the transactions contemplated by Sections 2.1 and Section 2.2 (the “Closing”) is taking place at the offices of Baker Botts L.L.P., 98 San Jacinto Blvd., Suite 1500, Austin, Texas 78701 on the date hereof, and the actions described on Schedule II hereto are being taken (it being understood that these are not covenants or undertakings of any Party). The date on which the Closing is effected is referred to in this Agreement as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SAI

SAI hereby represents and warrants to PNK that:

3.1 Organization. SAI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. SAI is duly authorized to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business makes such authorization necessary, except in such jurisdictions where the failure to be so authorized and in good standing would not, either individually or in the aggregate, be reasonably expected to result in an Material Adverse Effect. SAI has furnished to PNK true, correct and complete copies of its Organizational Documents as amended to the date hereof.

3.2 Authority. SAI has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of SAI and no other action or Proceeding on the part of SAI is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by SAI and constitutes a valid and binding obligation of SAI enforceable against SAI in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a Proceeding at law or in equity).

3.3 Consents and Approvals; No Violations. Except as set forth on Schedule 3.3, the execution, delivery or performance by SAI of this Agreement and the consummation by SAI of the transactions contemplated hereby does not (a) conflict with or result in any breach of any provision of the Organizational Documents of SAI, (b) require any filing with, notice to, authorization, consent, approval or material Permit from, any third party or Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), (c) result in a violation or breach of, require any notice to, or consent of, any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or right of non renewal or require any prepayment or offer to purchase any debt or give rise to the loss of a material benefit) under, any of the terms, conditions or provisions of any Material Contract to which SAI is a party or by which the properties or assets of SAI is bound, or (e) violate any Law applicable to SAI or any of its properties or assets except in the case of clause (c) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder.

3.4 Litigation There are no Proceedings pending or, to the knowledge of SAI, threatened that are reasonably likely to prohibit, restrain or materially delay the ability of SAI to enter into this Agreement or to consummate the transactions contemplated hereby.

3.5 SAI Property. Immediately prior to Closing, SAI owns good and marketable title, free and clear of all Liens (other than security interest of securities intermediaries, which will no longer be effective after Closing), to all of the SAI Property. At the Closing Date, SAI is conveying such title to PNK.

3.6 50% interest in the Enhancements. Except for any Claims referenced in the releases referenced in Schedule II, SAI does not have actual knowledge of any Claims that any Person other than RDC, RPL, SAI and RDC has in and to 50% interest in the Enhancements that is the subject of that certain Transfer of 50% Undivided Interest in Enhancements dated February 13, 1997 between Retama Partners, Ltd. and Call Now, Inc. (the “Enhancements Transfer Agreement”). To the actual knowledge of SAI, SAI owns good and marketable title to the 50% interest in the Enhancements that is the subject of the Enhancements Transfer Agreement, and the Enhancements Transfer Agreement, free and clear of all liens.

3.7 Foreclosure Sales. On September 1, 2011, SAI and certain of its Affiliates conducted a foreclosure sale of certain assets of Call Now, Christopher J. Hall, The Global Trust and The Hemisphere Trust, and on February 13, 2012, SAI and certain of its Affiliates conducted a foreclosure sale of certain additional assets of Call Now, and as a result of the foreclosure sales, SAI acquired the assets listed as Items 3.a., b., c., d. and e. on Schedule I hereto.

3.8 Certain Agreements. SAI has delivered to PNK true and correct copies, to the knowledge of SAI, of each of (a) the Funding Agreement dated as of March 1, 1997 among the RDC, Call Now and Howe, Solomon & Hall, Inc., and all amendments, supplements and modifications thereto, and (b) the Transfer of 50% Undivided Interest in Enhancements dated February 13, 1997 between RPL and Call Now, and all amendments, supplements and modifications thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SAMCO

SAMCO hereby represents and warrants to PNK that:

4.1 Organization. SAMCO is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. SAMCO is duly authorized to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business makes such authorization necessary, except in such jurisdictions where the failure to be so authorized and in good standing would not, either individually or in the aggregate, be reasonably expected to result in an Material Adverse Effect. SAMCO has furnished to PNK true, correct and complete copies of its Organizational Documents as amended to the date hereof.

4.2 Authority. SAMCO has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of SAMCO and no other action or Proceeding on the part of SAMCO is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by SAMCO and constitutes a valid and binding obligation of SAMCO enforceable against SAMCO in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a Proceeding at law or in equity).

4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution, delivery or performance by SAMCO of this Agreement and the consummation by SAMCO of the transactions contemplated hereby does not (a) conflict with or result in any breach of any provision of the Organizational Documents of SAMCO, (b) require any filing with, notice to, authorization, consent, approval or material Permit from, any third party or Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), (c) result in a violation or breach of, require any notice to, or consent of, any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or right of non renewal or require any prepayment or offer to purchase any debt or give rise to the loss of a material benefit) under, any of the terms, conditions or provisions of any Material Contract to which SAMCO is a party or by which the properties or assets of SAMCO is bound, or (e) violate any Law applicable to SAMCO or any of its properties or assets, except in the case of clause (c) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder.

4.4 Litigation There are no Proceedings pending or, to the knowledge of SAMCO, threatened that are reasonably likely to prohibit, restrain or materially delay the ability of SAMCO to enter into this Agreement or to consummate the transactions contemplated hereby.

4.5 SAMCO Property. SAMCO owns good and marketable title, free and clear of all Liens (other than security interest of securities intermediaries, which will no longer be effective after Closing), to all of the SAMCO Property. At the Closing Date, SAMCO is conveying such title to PNK.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PNK

PNK represents and warrants to SAI and SAMCO that the following statements are true and correct:

5.1 Organization. PNK is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to carry on its business as now being conducted. PNK is directly or indirectly a wholly-owned subsidiary of Pinnacle Entertainment Inc. PNK is duly authorized to do business as presently conducted and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such authorization necessary, other than in such jurisdictions where the failure to be so authorized (individually or in the aggregate) would not be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder or result in a Material Adverse Effect.

5.2 Authority. PNK has the requisite power and authority to execute and deliver this and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and performance of this Agreement has been duly authorized by all necessary action on the part of PNK and no other action or Proceeding on the part of PNK or its Affiliates is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by PNK and constitutes a valid and binding obligation of PNK enforceable against PNK in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a Proceeding at law or in equity).

5.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by PNK, nor the consummation by PNK of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Organizational Documents, (b) require any filing with, notice to, authorization, consent, approval or material Permit from, any third party or Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), (c) result in a violation or breach of, require any notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which PNK is a party or by which it or any of its properties or assets may be bound or (e) violate any Law applicable to PNK or any of its properties or assets, except in the case of clause (c) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder.

5.4 Litigation. There are no Proceedings pending or, to the actual knowledge of PNK, threatened that are reasonably likely to prohibit, restrain or materially delay the ability of PNK to enter into this Agreement or to consummate the transactions contemplated hereby.

ARTICLE VI

INDEMNIFICATION

6.1 Survival of Representations and Warranties. Except as specifically provided in this Section 6.1, all representations and warranties contained in this Agreement shall survive the Closing until the second anniversary of the date of the Closing,. Any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if indemnity claim for indemnity hereunder shall have been given to the party against whom such indemnity may be sought prior to such time. Except as regards the representations in Section 3.6, the representations and warranties in this Agreement or in any writing delivered by any party hereto shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The indemnities provided in Article VI shall constitute the only remedy of a Party in the event of any breach of a representation or warranty in favor of such Party contained in this Agreement or any document entered pursuant hereto.

6.2 Indemnification.

(a) SAI shall indemnify, defend and hold harmless PNK and its Related Persons (collectively, the “PNK Indemnified Persons”) against any and all loss, costs and expenses (including reasonable legal fees and expenses), judgments, fines, claims, and damages, (collectively, the “Losses”) incurred or suffered by any PNK Indemnified Person resulting, whether directly or indirectly, from a breach of any of the representation or warranty of SAI contained in this Agreement (disregarding in each case, for the purposes of determining whether a breach has occurred and the amount of any Loss, any references therein to “material”, “in all material respects” or “Material Adverse Effect”).

(b) SAMCO shall indemnify, defend and hold harmless each of the PNK Indemnified Persons against any and all Losses incurred or suffered by any Indemnified Person resulting, whether directly or indirectly, from a breach of any representation or warranty of SAMCO contained in this Agreement (disregarding in each case, for the purposes of determining whether a breach has occurred and the amount of any Loss, any references therein to “material”, “in all material respects” or “Material Adverse Effect”).

(c) PNK shall hold harmless SAI and SAMCO and their Related Persons (the “SAI/SAMCO Indemnified Persons”) against any and all Losses incurred by SAI or SAMCO resulting, whether directly or indirectly, from a breach of any of the representations or warranties of PNK contained in this Agreement (disregarding in each case, for the purposes of determining whether a breach has occurred and the amount of any Loss, any references therein to “material”, “in all material respects” or “Material Adverse Effect”).

6.3 Third Party Claims. In the case of any claim for indemnification arising from a claim of a Third Party (a “Third Party Claim”), an Indemnified Person shall give prompt written notice to the applicable Indemnifying Person of any claim or demand for which such Indemnified Person has knowledge and as to which it may request indemnification hereunder; provided, that no delay on the part of the Indemnified Person in notifying any Indemnifying Person shall relieve the Indemnifying Person from any obligation hereunder unless, and then solely to the extent, the Indemnifying Person is prejudiced thereby. Except as otherwise provided herein and, for so long as it diligently conducts such defense, the Indemnifying Person shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Person, as the case may be, at the expense of the Indemnifying Person, and with counsel selected by the Indemnifying Person (which is reasonably acceptable to the Indemnified Person, such consent not to be unreasonably withheld or delayed); provided, however, the Indemnifying Person shall not be entitled to assume the defense or control of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Person if (a) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Person, (b) such Third Party Claim involves any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Person, or (c) counsel to the Indemnified Person shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Person and the Indemnifying Person in the conduct of the defense of such Third

Party Claim or (ii) the Indemnified Person has one or more defenses not available to the Indemnifying Person. The Indemnified Person may elect to participate in a joint defense of such Third Party Claim that the Indemnifying Person is not entitled to assume the defense or control, and the expenses of such joint defense will be shared equally by such Parties and the retention of counsel shall be reasonably satisfactory to both parties. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that in the case of any Third Party Claim which the Indemnifying Person has not elected to (or is not able to by operation of clause (a), (b), (c) or (d) above) assume control of the defense, the reasonable fees and disbursements of such counsel shall be paid by the Indemnifying Person. No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent, which shall not be unreasonably withheld; provided that the consent of the Indemnified Person shall not be required if all of the following conditions are met: (i) the terms of the proposed compromise or settlement include as a term thereof a release of the Indemnified Person from liability in respect of such Third Party Claim and (ii) the sole form of relief is monetary damages which are paid in full by the Indemnifying Person. The Indemnifying Person shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Person without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

6.4 Cooperation. The Indemnified Party shall cooperate and cause its employees to cooperate with and assist the Indemnifying Person, in connection with the defense of a Third Party Claim, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may be reasonably requested; provided that each party shall use its reasonable best efforts, in respect of any Third Party Claim for which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

6.5 Indemnity Thresholds. No Indemnifying Person shall be liable for any individual Loss pursuant to this Article VI that does not, individually, exceed $5,000 (each, a “Warranty Loss”) and no Indemnifying Person shall be liable for any Warranty Losses unless and until the aggregate amount of Warranty Losses incurred by the Indemnified Person exceeds $100,000, it being agreed and understood that, if such amount is exceeded, the Indemnifying Person shall be liable to the full extent of such damages, including those not in excess of $100,000. Provided, however, that notwithstanding anything to the contrary in this Agreement, SAI shall not be liable for Warranty Losses in excess of the SAI Consideration (except any Warranty Losses arising from a breach of a representation under Section 3.6 which shall not be subject to such limitations) and SAMCO shall not be liable for Warranty Losses in excess of the SAMCO Consideration.

ARTICLE VII

MISCELLANEOUS

7.1 Fees and Expenses.

Each Party shall be responsible for the payment of their own respective expenses (including attorneys’ and accountants’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the transactions contemplated by this Agreement.

7.3 [Reserved]

7.4 Further Assurances. From time to time after the Closing, at the request of any Party and without further consideration, each Party will execute and deliver to the other such other documents, and take such other action, as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including without limitation to effect the transfer of SAI Property and SAMCO Property to PNK.

7.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), if sent prior to 5:00 p.m. (local time of the recipient) on a business day and, if not, on the next succeeding Business Day or (c) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

if to PNK, to:

PNK (SA), LLC

8918 Spanish Ridge Ave.

Las Vegas, NV 89148

Attention: Corporate Secretary

Fax No: (701) 784-7773

with copies to (which shall not constitute notice):

PNK (SA), LLC

8918 Spanish Ridge Ave.

Las Vegas, NV 89148

Attention: General Counsel

Fax No: (701) 784-7773

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention: Michael Bengtson, Esq.

Facsimile No.: (512) 322-8349

if to SAI, to:

SAI Holdings, Inc.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

Attn: President

Facsimile No.: (512) 231-8526

with a copy to (which shall not constitute notice):

Penson Worldwide, Inc.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

Attn: Chief Executive Officer

Facsimile No.: (214) 217-5096

if to SAMCO, to:

SAMCO Capital Markets, Inc.

6805 Capital of Texas Highway

Suite 350

Austin, TX 78731

Attn: Roger Engemoen, Jr.

Facsimile No: (512) 231-8526

7.7 Interpretation. When a reference is made in this Agreement to an article, a section, an exhibit or a schedule, such reference shall be to an article, a section, an exhibit or a schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP as currently in effect on the date hereof. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

7.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the exhibits and schedules referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as set forth in Article VI, are not intended to confer upon any Person other than Parties hereto any rights or remedies hereunder.

7.9 Governing Law. This AGREEMENT shall be governed and construed in accordance with the laws of the State of TEXAS without regard to the conflicts of laws principles thereof (whether of the State of TEXAS or of any other Jurisdiction) that would cause the Laws of any jurisdiction other than the State of TEXAS to be applied. In furtherance of the foregoing, the internal Law of the State of TEXAS will control the construction and interpretation of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

7.10 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that (1) PNK or SAI may assign this Agreement to any of its Affiliates without any such consent and (2) SAI and PNK may assign this Agreement without any such consent as part of any corporate reorganization, including without limitation any merger, consolidation, acquisition or amalgamation in which all or substantially all of its assets or equity ownership are transferred or as part of a sale of all or substantially all of its capital stock or assets. Any such assignment under (1) or (2) above does not release PNK or SAI from liability for any breach of this Agreement by such Affiliates or its assignee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. For the avoidance of doubt, Newco, once formed, will be an Affiliate of PNK.

7.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.13 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within BEXAR COUNTY, TEXAS over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any party to this Agreement in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.6.

7.14 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PNK (SA), LLC

By:	/s/ Carlos Ruisanchez
Name: Carlos Ruisanchez
Title: EVP and CFO

SAI HOLDINGS, INC.

By:	/s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: President

SAMCO CAPITAL, INC.

By:	/s/ Roger J. Engemoen Jr
Name: Roger J. Engemoen Jr
Title: Chairman

[Signature Page to Asset Purchase Agreement]

Solely for the purpose of Section 2.3:

PENSON WORLDWIDE, INC.

By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: CEO

SCHEDULE I

SAI Property

1.	RDC Bridge note dated September 2, 2011, in the original principal amount of $400,000

2.	RDC Bridge note dated December 20, 2011, in the original principal amount of $400,000

3.	All right, title and interest acquired by SAI pursuant to that certain public foreclosure auctions held on September 1, 2011 and February 13, 2012 in and to the following:

a. $84,725,000 in principal amount of Retama Development Corporation Special Facilities Revenue Refunding Bonds Series 1997B and all rights to income, principal and products and proceeds thereof and all rights incident thereto;

b. $133,000 in principal amount of Retama Development Corporation Special Facilities Revenue Refunding Bonds Series 1997A and all rights to income, principal and products and proceeds thereof and all rights incident thereto;

c. Funding Agreement dated as of March 1, 1997 among the Retama Development Corporation, Call Now and Howe, Solomon & Hall, Inc and promissory notes and related documents, agreements and security interests and other collateral in respect thereof and all rights, claims and general intangibles under or related thereto;

d. Any and all of rights and interests of Call Now in and to the License and Agency Contract dated December 1, 1993 between RPL and RDC, and that certain Agreement of Purchase and Sale dated as of November 6, 1996 between Call Now, RPL and certain other parties including certain rights pursuant to that certain Transfer of 50% Undivided Interest in Enhancements dated February 13, 1997 between RPL and Call Now and all rights, claims and interests pursuant or incident thereto; and

e. All rights or interests of Call Now or its affiliates in or to the construction, development and operation of a Class 1 horse racing track located in the City of Selma, Texas and financed with the proceeds of the issuance of the Retama Bonds, commonly known as 1 Retama Parkway or the real estate financed with the Retama Bonds.

Schedule II

Actions at Closing

(a)	The following actions or confirmations took place at or prior to Closing:

(i) PNK received in the forms previously agreed between SAI and PNK agreements from Christopher J. Hall, Call Now, Bryan Brown, Thomas Johnson, REG and BEC that provides among other things for a disclaimer, waiver and release of any and all interests in the Racing License or any profit share or other revenue or participation interests in gaming or other activities permitted thereby;

(ii) SAI delivered to PNK the required Instruments of Conveyance reasonably requested by PNK to effect a sale, conveyance, assignment, transfer or delivery of the SAI Property to PNK, including the following:

a. bill of sale covering the SAI Property;

b. Assignments of Debts and Liens covering the property identified in Items 2 and 3.c. of Schedule I;

c. bond powers for each bond included in the property referred to in Items 3.a. and 3.b. of Schedule I;

d. the note identified in Item 1 of Schedule I, endorsed to PNK;

e. the note identified in Item 2 of Schedule I, endorsed to PNK; and

f. Assignments of Debts and Liens covering the property identified in Items 1 and 2. of Schedule I.

(iii) SAI delivered all required bond powers and instructions to brokers and dealers who hold accounts in which any of the bonds listed on Schedule I is held to transfer such bonds to or upon the order of PNK and delivered to PNK evidence reasonably satisfactory to PNK that such bond powers and instructions were property delivered.

(iv) SAMCO delivered to PNK the required Instruments of Conveyance reasonably requested by PNK to effect a sale, conveyance, assignment, transfer or delivery of the SAMCO Property to PNK, including bond powers for each bond included in the SAMCO Property.

(v) SAMCO delivered all required bond powers and instructions to brokers and dealers who hold accounts in which any of the SAMCO Property is held to transfer such SAMCO Property to or upon the order of PNK and delivered to PNK evidence reasonably satisfactory to PNK that such bond powers and instructions were properly delivered; and

(vi) PNK received from RPL its written consent to the Transaction and transactions contemplated by this Agreement and a written confirmation that RPL is prepared to proceed with the Transaction.